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                                                                    EXHIBIT 12-5

               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                            Twelve Months Ended December 31
                                                   ---------------------------------------------------------------------------------
                                                      2004              2003             2002             2001              2000
                                                   -----------       -----------      -----------      -----------       -----------
(Millions of Dollars)
EARNINGS:
Pretax earnings ................................   $        10       $        45      $        32      $       (66)      $       164
     Adjustments ...............................            (3)             --               --               --                --
     Fixed charges .............................            59                58               62               61                62
                                                   -----------       -----------      -----------      -----------       -----------
NET EARNINGS                                       $        66       $       103      $        94      $        (5)      $       226
                                                   ===========       ===========      ===========      ===========       ===========

FIXED CHARGES:
  Interest expense .............................   $        57       $        57      $        60      $        59       $        60
     Adjustments ...............................             2                 1                2                2                 2
                                                   -----------       -----------      -----------      -----------       -----------
FIXED CHARGES                                      $        59       $        58      $        62      $        61       $        62
                                                   -----------       -----------      -----------      -----------       -----------

Ratio of Earnings to Fixed Charges .............          1.12              1.77             1.53                               3.65
                                                   ===========       ===========      ===========                        ===========

Coverage Deficiency (1)                                                                                $       (66)
                                                                                                       ===========

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(1)  The earnings for the twelve-month period ended December 31, 2001 were not adequate to cover fixed charges. The amount of the deficiency was $66,432,000. The Ratio of Earnings to Fixed Charges excluding unusual charges would have been 1.62.